Exhibit 99.1

                Alnylam Pharmaceuticals Reports Fourth
             Quarter and Year End 2005 Financial Results

    CAMBRIDGE, Mass.--(BUSINESS WIRE)--Feb. 15, 2006--Alnylam
Pharmaceuticals, Inc. (Nasdaq: ALNY):

    --  Company Enters Clinical Stage and Forms Significant
        Pharmaceutical Alliances

    --  Maintains Leadership Position for RNAi Therapeutics in
        Science, Product Pipeline, Intellectual Property, and Business
        Execution

    Alnylam Pharmaceuticals, Inc. (Nasdaq: ALNY), a leading RNAi therapeutics company, today reported its consolidated financial results for the quarter and year ended December 31, 2005, guidance and goals for 2006, and company highlights.
    "2005 was a transformational year for Alnylam," said John Maraganore, Ph.D., President and Chief Executive Officer of Alnylam. "Of significance, we transitioned to a clinical-stage company, formed collaborations with Novartis and Medtronic to discover and develop RNAi therapeutics, continued to strengthen and leverage our unparalleled intellectual property position in RNAi, and maintained a strong financial profile. As is evident by the goals we have set for ourselves, we believe that 2006 will be an equally important year for Alnylam and the field of RNAi."

    Cash, Cash Equivalents, and Marketable Securities

    At December 31, 2005, Alnylam had cash, cash equivalents, and marketable securities (cash) of $80.0 million, compared to $24.8 million at September 30, 2005 and $46.0 million at December 31, 2004. This cash balance does not include approximately $62.3 million of net proceeds from the company's public offering of approximately 5.1 million shares of common stock on January 31, 2006. The increase in cash in the fourth quarter was primarily due to $68.5 million of gross proceeds received from Novartis upon the closing of the alliance in October 2005. As a result of the Novartis collaboration, the company made payments in the fourth quarter of 2005 totaling $3.7 million to third parties, primarily to Isis Pharmaceuticals, Inc., from which the company has licensed certain intellectual property (IP). The company also continued to fund its operations, including activities leading up to the company's recent initiation of two Phase I clinical trials to evaluate in healthy volunteers the safety, tolerability, and pharmacokinetics of ALN-RSV01, an RNAi therapeutic for the treatment of respiratory syncytial virus (RSV) infection.

    Net Loss

    The net loss attributable to common stockholders according to accounting principles generally accepted in the U.S. (GAAP) for the quarter ended December 31, 2005 was $14.5 million, or $0.56 per share, as compared to $5.7 million, or $0.29 per share, in the fourth quarter of 2004. The net loss for the fourth quarter of 2005 included $1.0 million of non-cash stock-based compensation charges, compared to $1.2 million during the fourth quarter of 2004. For the year ended December 31, 2005, net loss was $42.9 million, or $1.96 per share, compared to a net loss of $35.4 million, or $2.98 per share, for the year ended December 31, 2004. The net loss for the year ended December 31, 2005 included $4.6 million of non-cash stock-based compensation charges. The net loss for the year ended December 31, 2004 included $4.1 million of non-cash stock-based compensation charges as well as $2.7 million of accretion of redeemable convertible preferred stock. During the quarter and year ended December 31, 2005, the company incurred higher external development costs related to the advancement of its RSV infection program toward the submission of its investigational new drug (IND) application in November 2005 and initiation of two clinical trials in December 2005. Higher research costs were also incurred in connection with a number of additional Direct RNAi(TM) and Systemic RNAi(TM) therapeutic programs, including programs for pandemic flu, cystic fibrosis (CF), and central nervous system (CNS) diseases. In addition, as discussed above, as a result of the Novartis collaboration, the company made payments in the fourth quarter of 2005 totaling $3.7 million to third parties, primarily to Isis, from which the company has licensed certain IP in accordance with the applicable license agreements with these parties.

    Revenues

    Revenues in the fourth quarter of 2005 were $1.6 million, as compared to $2.6 million during the fourth quarter of 2004. The decrease was primarily a result of a $2.0 million milestone payment received from Merck & Co., Inc. in December 2004, which was recognized as revenue upon receipt. Included in revenues in the fourth quarter of 2005 were $0.7 million of cost reimbursement and amortization revenues related to the company's collaboration with Novartis as well as $0.4 million of cost reimbursement and amortization revenues related to its Merck collaborations. The company also recognized revenue of $0.3 million from a payment in connection with the achievement of a milestone relating to its collaboration agreement with Cystic Fibrosis Foundation Therapeutics, Inc. (CFFT). Revenues for the year ended December 31, 2005 were $5.7 million as compared to $4.3 million for the year ended December 31, 2004. Included in revenues for the year ended December 31, 2005 were $3.6 million of cost reimbursement and amortization revenues related to the company's Merck collaborations, $0.7 million of cost reimbursement and amortization revenues related to its Novartis collaboration, $0.8 million related to its collaboration with CFFT, and $0.4 million in revenues derived from licenses to its fundamental intellectual property in RNAi, including its January 2005 InterfeRx(TM) license with GeneCare Research Institute Co., Ltd. and its July 2005 InterfeRx license with Nastech Pharmaceutical Company Inc.

    Research and Development Expenses

    Research and development (R&D) expenses were $12.8 million in the fourth quarter of 2005, including $0.6 million of non-cash stock-based compensation, as compared to $5.2 million in the fourth quarter of 2004, which included $0.7 million of non-cash stock-based compensation. The increase in R&D expenses in the fourth quarter of 2005 was primarily due to higher external development costs related to the advancement of its RSV infection program toward the submission of its IND application in November 2005 and initiation of two clinical trials in December 2005, $3.7 million in payments to certain entities as discussed above as a result of the Novartis collaboration, as well as higher research costs related to a number of additional Direct RNAi and Systemic RNAi therapeutics programs, including programs for pandemic flu, CF, and CNS diseases. R&D expenses were $35.3 million for the year ended December 31, 2005, including $2.4 million of non-cash stock-based compensation, as compared to $24.6 million, including $2.1 million of non-cash stock-based compensation for the year ended December 31, 2004. R&D expenses for the year ended December 31, 2005 included a $2.1 million non-cash charge in the second quarter of 2005 resulting from the issuance of 270,000 shares of Alnylam's common stock in connection with the June 2005 amendment to the company's license agreements with Garching Innovation GmbH. The increase in R&D expenses for year ended December 31, 2005 was due primarily to increased spending on the company's RSV program, as well as higher research costs related to the advancement of additional Direct RNAi and Systemic RNAi therapeutics programs, and, as discussed above, $3.7 million in payments to certain entities as a result of the Novartis agreement.

    General and Administrative Expenses

    General and administrative (G&A) expenses were $3.7 million in the fourth quarter of 2005, including $0.4 million of non-cash stock-based compensation, as compared with $3.0 million in the fourth quarter of 2004, which included $0.5 million of non-cash stock-based compensation. The increase in G&A expenses was due primarily to legal and other related professional fees associated with the company's alliance with Novartis, and other business development-related activities. G&A expenses were $13.9 million for the year ended December 31, 2005, including $2.2 million of non-cash stock-based compensation, as compared with $11.9 million for the year ended December 31, 2004, which included $2.0 million of non-cash stock-based compensation. The increase in G&A expenses for the year ended December 31, 2005 was due primarily to increases in consulting and professional services associated with business development activities and Sarbanes-Oxley compliance efforts.

    Equipment Line of Credit

    Through December 31, 2005, Alnylam had financed $8.2 million of its capital expenditures under its $10.0 million equipment line of credit with Lighthouse Capital Partners V, L.P. The company's ability to draw down on this line of credit ended on December 31, 2005. Beginning in July 2005, the line of credit is being repaid over four years.
    "We have achieved our guidance of ending the year with over $75 million in cash," said Patricia Allen, Vice President, Finance of Alnylam. "In recent weeks, we have further strengthened our balance sheet through the successful completion of a follow-on equity offering. This financial profile, along with continued funding from our collaborations, allows us to further advance our pipeline of proprietary and partnered RNAi therapeutic programs as we continue to build our business."

    2006 Financial Guidance

    Alnylam is increasing its year-end 2006 cash guidance to greater than $115.0 million from greater than $50.0 million. This change in guidance is a result of the completion of the company's recent public offering of approximately 5.1 million shares of its common stock at $13.00 per share, which raised approximately $62.3 million of net proceeds, and the company's 2005 year-end cash position which exceeded guidance by $5.0 million.

    2005 and Recent Corporate Highlights

    Product Pipeline and Scientific Leadership Highlights

    -- Advanced ALN-RSV01 To Clinic. In December 2005, the company transitioned to a clinical-stage company with the initiation of two human Phase I clinical trials for its lead candidate, ALN-RSV01 for the treatment of RSV infection, representing the first RNAi therapeutic for the treatment of a major infectious disease. These Phase I trials, underway in the U.S. and Europe, are expected to provide safety data from over 90 subjects. Pre-clinical data for the company's RSV program were presented throughout 2005, including a paper by Alnylam collaborators published in Nature Medicine in January 2005.

    -- Established Private-Public Sector Partnerships for Pandemic Flu Development Program. In December 2005, Alnylam advanced its pandemic flu project as a formal development program and announced that Dowpharma(SM), a business unit of The Dow Chemical Company (Midland, Michigan), has signed a letter of support relating to the manufacture of an RNAi therapeutic for pandemic flu. The company also has ongoing research collaborations relating to influenza with the University of Georgia and St. Jude Children's Research Hospital.

    --  Advanced and Expanded Additional RNAi Therapeutic Programs.

        -- In March 2005, Alnylam formed a collaboration with the CFFT to develop a Direct RNAi therapeutic for the treatment of CF, and in the fourth quarter of 2005 achieved a milestone from this collaboration.

        -- In August 2005, the company received a grant from the Michael J. Fox Foundation for its research and development efforts for Parkinson's disease.

        -- Alnylam presented pre-clinical data from three neurological programs at the 35th Annual Society for Neuroscience meeting in November 2005.

        -- Alnylam continues to work with Merck on furthering the use of RNAi in vivo and in several areas including spinal cord injury and microvascular diseases of the eye.

        -- Continued Scientific Leadership in the Field of RNAi. RNAi was identified as an 'Area to Watch in 2006' in the journal Science's annual 'Breakthrough of the Year' issue. In addition, the company's article titled 'Therapeutic Silencing of an Endogenous Gene by Systemic Administration of Modified siRNAs' published in Nature in 2004 continued to be recognized as a landmark paper for systemic RNAi in 2005. The progress in 2005 on Systemic RNAi has enabled initiation of non-human primate efficacy studies.

    -- Received Grant to Advance Lung Delivery Technology. Alnylam announced today that it has received a grant from the German Ministry of Research to advance RNAi technology for lung delivery in collaboration with the University of Giessen. The grant provides approximately 550,000 EUR funding for Alnylam.

    -- Advanced Technology with microRNAs. In October 2005, the company and The Rockefeller University published in Nature a novel approach to achieve therapeutic silencing of microRNAs (miRNAs) by rationally designing a new class of chemically modified RNA-based compounds called 'antagomirs'. miRNAs have been shown to regulate a large number of genes in the human genome through the RNAi pathway and their aberrant expression is believed to be involved in the cause and progression of human diseases, including cancer and viral infection. In addition, in September 2005, the company and Isis announced a co-exclusive license agreement with Stanford University related to the discovery and development of therapeutic products for hepatitis C virus (HCV) infection by inhibiting a liver-specific miRNA, miR-122.

    Business Execution Highlights

    -- Signed Major Collaboration with Novartis to Develop RNAi Therapeutics. In September 2005, the company announced a major, multi-year alliance with Novartis focused on the discovery, development, and commercialization of innovative therapeutics based on RNAi. Novartis paid $68.5 million, which consisted of upfront payments and the purchase of a 19.9% stake in Alnylam. If the collaboration is successful and multiple products are developed and commercialized, collective payments to Alnylam could exceed $700 million, not including royalties.

    -- Established Drug-Device Collaboration with Medtronic for Neurodegenerative Disorders. In February 2005, Alnylam formed a collaboration with Medtronic which will provide Alnylam with access to leading medical device technology to enhance the company's ability to deliver RNAi therapeutics for the treatment of major neurodegenerative disorders such as Parkinson's, Huntington's, and Alzheimer's diseases. The collaboration will pursue development of novel drug-device combinations that incorporate RNAi therapeutics.

    -- Created Near-Term Value with New Licensing Agreements. Throughout 2005, the company continued to grant licenses for therapeutic or research product applications under fundamental IP owned or controlled by Alnylam in the field of RNAi. In January 2006, Alnylam announced the license of its Kreutzer-Limmer patent to Dharmacon, Inc., a business unit of the Fisher Biosciences group and a world-leading provider of siRNA reagents. To date we have executed 18 license agreements for Alnylam IP with pharmaceutical, biotechnology, and research product companies.

    -- Raised $62 Million in Follow-On Offering. On January 31, 2006, the company announced the pricing of a public offering of approximately 5.1 million shares of its common stock at $13.00 per share. All of the shares were offered by Alnylam pursuant to its effective shelf registration statement previously filed with the Securities and Exchange Commission. Net proceeds from this transaction total approximately $62.3 million. Alnylam has granted a 30-day option to the underwriters to purchase up to approximately 0.8 million additional shares of common stock to cover over-allotments, if any.

    IP Leadership Highlights

    -- Strengthened Leadership Position on Fundamental IP for siRNAs. In January 2006, the United States Patent and Trademark Office (USPTO) issued Notices of Allowance for patent applications 10/832,248 and 10/832,432 in the 'Tuschl II' patent series. This patent series is exclusively licensed to Alnylam for RNAi therapeutics on a world-wide basis. The newly allowed claims broadly cover methods of making small interfering RNAs (siRNAs), the molecules that mediate RNAi, for any target, with or without chemical modifications. These patents are the first and only applications allowed by the USPTO that specifically cover siRNAs, including siRNAs with modified backbones and modified ribose or "non-ribose" groups that can be used for developing RNAi therapeutics, and that specifically cover siRNAs that silence any target in mammalian cells.

    -- Obtained Additional Fundamental and Target IP in Major Markets. In May and August 2005, Alnylam received additional patent grants (EP Patent No. 1214945) and (EP Patent No. 1352061) from its Kreutzer-Limmer patent series. These grants cover compositions, methods and uses of siRNAs with a length of 15-49 nucleotides, and include claims directed toward over 125 disease targets including RSV and flu. Alnylam is also the exclusive licensee of a patent granted in Europe in June 2005, known as the 'Glover' patent (EP Patent No. 1230375), which includes broad claims covering therapeutic use of double-stranded RNAs. Overall, there are currently eight issued, granted, or allowed patents in the U.S. and European Union (EU) relating to fundamental RNAi IP relevant to all synthetic RNAi therapeutic products; Alnylam has access to all eight of these patents, in seven cases exclusively.

    -- Extended Scope of Chemistry IP. Finally, a number of additional U.S. patents, licensed to Alnylam in connection with its alliance with Isis and covering chemical modifications of oligonucleotides that may be required for RNAi therapeutics, were issued during the year. These issued patents include:

        -- 6,974,865 C3'-methylene hydrogen phosphonate oligomers and related compounds

        -- 6,921,812 Methods of modulating pharmacokinetics of oligonucleotides

        -- 6,919,439 Derivatized oligonucleotides having improved uptake and other properties

        --  6,914,148 Guanidinium functionalized intermediates

        --  6,911,540 2' Modified oligonucleotides

    Organizational Highlights

    -- Added to the Strength and Experience of the Board of Directors. In July 2005, James L. Vincent was elected as a Director. Mr. Vincent was Chairman and CEO of Biogen, (currently Biogen Idec) from 1985 to 2002. In December 2005, Vicki L. Sato, Ph.D. was elected as a Director. Dr. Sato was President of Vertex Pharmaceuticals from 2000 to 2005.

    -- Broadened Capabilities and Experience of the Management Team. Last week, Alnylam announced the appointment of Akshay
        Vaishnaw, M.D., Ph.D., as Vice President, Clinical Research. Dr. Vaishnaw was the former Senior Director of Translational Medicine at Biogen Idec.

    -- Received Prestigious James D. Watson Helix Award. Alnylam was awarded the James D. Watson Helix award for outstanding corporate achievement in the 'emerging/mid-cap' category. The award, presented by the Biotechnology Industry Organization
        (BIO) along with co-sponsors the State University of New York at Stony Brook and its Center for Biotechnology, is the biotechnology industry's award of corporate excellence and is regarded as a major recognition of industry accomplishments.

    2006 Goals

    Product Goals

    -- Advance RSV Program. Alnylam expects to present preliminary data from its ongoing Phase I intranasal trials with ALN-RSV01 in the first half of 2006, and plans to initiate a Phase I inhalation trial in the second half of 2006. In addition, the company is evaluating the possibility of conducting an experimental infection clinical study, and expects to initiate such a study in the second half of 2006. The company believes that these efforts will enable initiation of a Phase II trial in naturally infected RSV patients in the first half of 2007.

    -- Progress Pandemic Flu Program. The company expects to submit an IND application for its pandemic flu program as early as the end of 2006.

    -- Announce Additional Therapeutic Program. Alnylam intends to announce an additional development candidate in the second half of 2006 as it continues to expand its pipeline of RNAi therapeutic programs.

    -- Advance Systemic RNAi and miRNAs. The company will continue its efforts to develop Systemic RNAi therapeutics and expects to present or publish peer-reviewed systemic non-human primate data in the first half of 2006. In addition, the company intends to continue to present and publish on therapeutic strategies for silencing miRNAs during 2006.

    Business Goals

    -- Obtain Funding for Pandemic Flu Program. Alnylam expects to obtain additional funding for its pandemic flu program in the first half of 2006.

    -- Achieve Successful Execution in Strategic Alliances. The company expects to receive at least $15.0 million in alliance-based funding in 2006, which includes the achievement of objectives under its collaborations with Merck, Medtronic, and Novartis.

    -- Strengthen IP Position. Alnylam expects to strengthen its IP position through expected patent issuances and grants in major markets over the course of the year, augmenting the recent allowances of the Tuschl II patents.

    -- Leverage IP Position. The company plans to realize additional near-term value from its IP estate by granting more than five new InterfeRx or research product licenses. Since 2003, the company has signed 14 such licensing agreements.

    -- Maintain Strong Balance Sheet. Finally, Alnylam aims to maintain a solid financial position while executing on its product and business goals, finishing 2006 with greater than $115.0 million in cash.

    Conference Call Information

    Alnylam will host a conference call at 4:30 p.m. ET on February 15, 2006 to discuss fourth quarter and year-end activities and recent corporate developments. The call may be accessed by dialing 888-396-2298 (domestic) or 617-847-8708 (international) five minutes prior to the start time, and providing the passcode 95966590.
    A replay of the call will be available from 6:30 p.m. ET on February 15, 2006 until February 22, 2006. To access the replay, please dial 888-286-8010 (domestic) or 617-801-6888 (international), and provide the passcode 10232586. A live audio webcast of the call will also be available on the "Investors" section of the company's website, www.alnylam.com. An archived webcast will be available on the company's website approximately two hours after the event, and will be archived for 14 days thereafter.

    About RNA Interference (RNAi)

    RNA interference, or RNAi, is a naturally occurring mechanism within cells for selectively silencing and regulating specific genes. Since many diseases are caused by the inappropriate activity of specific genes, the ability to silence genes selectively through RNAi could provide a new way to treat a wide range of human diseases. RNAi is induced by small, double-stranded RNA molecules. One method to activate RNAi is with chemically synthesized small interfering RNAs, or siRNAs, which are double-stranded RNAs that are targeted to a specific disease-associated gene. The siRNA molecules are used by the natural RNAi machinery in cells to cause highly targeted gene silencing.

    About Alnylam

    Alnylam is a biopharmaceutical company developing novel therapeutics based on RNA interference, or RNAi. The company is applying its therapeutic expertise in RNAi to address significant medical needs, many of which cannot effectively be addressed with small molecules or antibodies, the current major classes of drugs. Alnylam is building a pipeline of RNAi therapeutics; its lead program is in Phase I human clinical trials for the treatment of respiratory syncytial virus (RSV) infection, which is the leading cause of hospitalization in infants in the U.S. The company's leadership position in fundamental patents, technology, and know-how relating to RNAi has enabled it to form major alliances with leading companies including Merck, Medtronic, and Novartis. The company, founded in 2002, maintains global headquarters in Cambridge, Massachusetts, and has an additional operating unit in Kulmbach, Germany. For more information, please visit www.alnylam.com.

    Alnylam Forward-Looking Statements

    Various statements in this release concerning our future expectations, plans and prospects, including, without limitation, statements related to our product goals and business goals for 2006 and projections for the amount and sufficiency of cash, cash equivalents and marketable securities, constitute forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including risks related to: our approach to discover and develop novel drugs, which is unproven and may never lead to marketable products; obtaining, maintaining and protecting intellectual property utilized by our products; our ability to enforce our patents against infringers and to defend our patent portfolio against challenges from third parties; our ability to obtain additional funding to support our business activities; our dependence on third parties for development, manufacture, marketing, sales and distribution of our products; the successful development of products, all of which are in early stages of development; obtaining regulatory approval for products; competition from others using technology similar to ours and others developing products for similar uses; our dependence on collaborators; and our short operating history; as well as those risks more fully discussed in the "Certain Factors That May Affect Future Results" section of our most recent quarterly report on Form 10-Q on file with the Securities and Exchange Commission. In addition, any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. We do not assume any obligation to update any forward-looking statements.



                     Alnylam Pharmaceuticals, Inc.
            Unaudited Consolidated Statements of Operations
                 (In thousands, except per share data)

----------------------------------------------------------------------
                                     Three    Three
                                    Months   Months    Year     Year
                                     Ended    Ended    Ended    Ended
                                   December December December December
                                      31,      31,      31,      31,
                                     2005     2004     2005     2004
----------------------------------- -------- ------- -------- --------
Net revenues                       $  1,552 $ 2,646 $  5,716 $  4,278
----------------------------------- -------- ------- -------- --------
Costs and expenses
  Research and development (1)       12,762   5,178   35,319   24,603
  General and administrative (1)      3,707   2,999   13,869   11,939
----------------------------------- -------- ------- -------- --------
    Total operating costs and
     expenses                        16,469   8,177   49,188   36,542
----------------------------------- -------- ------- -------- --------
    Loss from operations            (14,917) (5,531) (43,472) (32,264)
----------------------------------- -------- ------- -------- --------
Other Income (Expense)
  Interest income                       790     208    1,549      504
  Interest expense                     (252)   (181)    (969)    (661)
  Other income (expense), net            29    (196)     119     (233)
----------------------------------- -------- ------- -------- --------
    Total other income (expense)        567    (169)     699     (390)
----------------------------------- -------- ------- -------- --------
Net Loss                            (14,350) (5,700) (42,773) (32,654)
Accretion of redeemable convertible
 preferred stock                          -       -        -   (2,713)
----------------------------------- -------- ------- -------- --------
Provision for income taxes             (141)      -     (141)       -
----------------------------------- -------- ------- -------- --------
Net loss attributable to common
 stockholders                      $(14,491)$(5,700)$(42,914)$(35,367)
----------------------------------- -------- ------- -------- --------

Net loss per common share
Net loss per common share (basic
 and diluted)                      $  (0.56)$ (0.29)$  (1.96)$  (2.98)
----------------------------------- -------- ------- -------- --------
Weighted average common shares used
 to compute basic and diluted net
 loss per common share               25,731  19,614   21,949   11,886
----------------------------------- -------- ------- -------- --------
(1) Noncash stock-based
 compensation expense included in
 these amounts are as follows:
    Research and development       $    616 $   692 $  2,431 $  2,087
    General and administrative          386     499    2,166    2,019
----------------------------------- -------- ------- -------- --------
        Total stock-based
         compensation              $  1,002 $ 1,191 $  4,597 $  4,106
----------------------------------- -------- ------- -------- --------


                     Alnylam Pharmaceuticals, Inc.
            Unaudited Condensed Consolidated Balance Sheets
                            (In thousands)

----------------------------------------------------------------------
                                                    December  December
                                                       31,       31,
                                                      2005      2004
-------------------------------------------------    -------   -------
Cash, cash equivalents and marketable securities    $80,002   $46,046
Collaboration receivables                               609       859
Prepaid expenses and other current assets             1,803     1,276
Property and equipment, net                          10,580    11,694
Long-term restricted cash                             2,313     2,313
Intangible and other assets                           3,041     3,919
-------------------------------------------------    -------   -------
Total Assets                                        $98,348   $66,107
-------------------------------------------------    -------   -------
Other current liabilities                           $ 7,749   $ 5,575
Deferred revenue                                     20,833     5,083
Note payable, net of current portion                  5,520     6,411
Deferred rent                                         2,467     2,896
Total stockholders' equity                           61,779    46,142
-------------------------------------------------    -------   -------
Total Liabilities and Shareholders' Equity          $98,348   $66,107
-------------------------------------------------    -------   -------


This selected financial information should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K which includes the audited financial statements for the year ended December 31, 2004.



    CONTACT: Alnylam Pharmaceuticals, Inc.
             Cynthia Clayton, 617-551-8207
             or
             Patricia Allen, 617-551-8362